Exhibit 10.1
EXECUTION VERSION
Asset Acquisition Agreement
Dated August 19, 2011
For the Acquisition of
Substantially all of the
Assets of
CORPORATE SECURITY SOLUTIONS, INC.
D/B/A NEXUS TECHNOLOGIES GROUP
by
HALIFAX SECURITY, INC.
D/B/A NORTH AMERICAN VIDEO

ASSET ACQUISITION AGREEMENT

Parties:	Homeland Security Capital Corporation a Delaware corporation (“Homeland”) 4601 North Fairfax Road, Suite 1200 Arlington, VA 22203

Nexus Technologies Group, Inc. a Delaware corporation (“Nexus”) 7 West Cross Street Hawthorne, NY 10532

Corporate Security Solutions, Inc. d/b/a Nexus Technologies Group a Pennsylvania corporation (“Seller”) 7 West Cross Street Hawthorne, NY 10532

Halifax Security, Inc. d/b/a North American Video a Delaware corporation (“Buyer”) 301 Drum Point Brick, NJ 08723

Date:	August 19, 2011
Background: Seller is in the business of designing, developing and installing integrated security solutions for the corporate and government security markets, including providing related integration technology, engineering and CAD, project management, support and related services (the “Seller Business”). Nexus owns 100% of the issued and outstanding capital stock of Seller and Homeland owns 83% of the issued and outstanding capital stock of Nexus on a fully-diluted basis. The parties desire that Seller sells and Buyer buys all of the Seller Business and substantially all of the related assets, all on the terms and subject to the conditions set forth in this Asset Acquisition Agreement (the “Agreement”).
Intending To Be Legally Bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. Defined Terms
Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:
“Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.
“Ancillary Agreements” means all agreements, instruments, exhibits, schedules, certificates or other documents contemplated by this Agreement or by any of the foregoing.
“Asset” means any real, personal, mixed, tangible or intangible property of any nature.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which banks in the State of Delaware are permitted or required to be closed for regular banking business.
“Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, certificates of deposits and other cash equivalents.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner or to achieve a specified result.
“Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature.
“Contract Right” means any right, power or remedy of any nature under any Contract.
“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

“Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, preemptive right, mortgage, option, hypothecation, community property interest, infringement, easement, covenant, encroachment, restriction, reservation, limitation, commitment, conditional sale, prior assignment, understanding or arrangement imposing restrictions on title or use or other restrictions or other encumbrance, claim, burden, security interest or charge of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Laws” means all applicable Laws relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended, and that are applicable to the Seller or the Seller Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, part of an affiliated service group, or part of another arrangement that includes Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).
“GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.
“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Greystone Project” means all transactions and Contracts (including without limitation all amendments, modifications and supplements thereto) involving Seller that relate to the Greystone Park Psychiatric Hospital, including without limitation any and all Contracts (including without limitation all amendments, modifications and supplements thereto) between Seller and S.M. Electric Company, Inc.

“Hazardous Substances” means any (a) substance, waste, contaminant, pollutant or material defined, designated or regulated as hazardous or toxic pursuant to any Environmental Law and (b) asbestos, polychlorinated biphenyls, petroleum, petroleum products and urea formaldehyde, and mold.
“Indebtedness” means all Obligations of Seller, as obligor or otherwise, (i) for money borrowed, whether or not evidenced by bonds, debentures, notes or other similar instruments (including any letter of credit, banker’s acceptance or related reimbursement agreement issued for such Person’s account and any notes issued in connection with any acquisition undertaken by Seller); (ii) relating to any lease that is required to be classified as a capital lease in accordance with GAAP consistently applied; (iii) in respect of any installment purchase of property or services or deferred purchase price of property or services; (iv) to guarantee or be liable for Obligations of the types described in clauses (i)-(iii), of any other Person; (v) for any accrued interest, prepayment premiums or penalties or other direct costs, fees or expenses charged by the lender that are related to the prepayment of such indebtedness or otherwise owed the lender, and (vi) any other Obligation of Seller that, in accordance with GAAP, should be classified upon the balance sheet of Seller as indebtedness.
“including” means including but not limited to.
“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
“Intangible” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all names, corporate names, domain names, fictitious names, trademarks, trademark applications, service marks, service mark applications, trade names, brand names, product names, and slogans throughout the world; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, product rights, technology, technical data and all documentation relating to any of the foregoing; (c) all United States, international and foreign patents, and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (d) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (e) all websites, and all designs related thereto; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world, including any logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.
“Judgment” means any order, writ, injunction, citation, award, decree, ruling, assessment or other judgment of any nature of any Governmental Body or arbitrator.

“Law” means any provision of any foreign, federal, state or local law, including common law, statute, ordinance, charter, constitution, treaty, code, rule, directive, consent, decree, administrative order, Judgment, regulation or guideline.
“Material Adverse Effect” means any fact, event, change, development or effect that, individually or together with any one or more other facts, events, changes, developments or effects, is or is reasonably likely to be materially adverse to (a) the properties, assets, liabilities, business, results of operations, backlog (for the purpose of this definition, backlog means any valid purchase order existing on the Closing Date), condition (financial or otherwise) of the Seller, the Seller Business or its Specified Assets, or (b) the ability of the Seller to perform or consummate the transactions contemplated by this Agreement or any Ancillary Agreement.
“Obligation” means any debt, liability, obligation, deficiency, Tax, penalty, claim, charge, cause of action or other loss, cost or expense of any kind, nature or character, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, direct, indirect, known, unknown, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Organizational Documents” means, with respect to any corporation, its certificate of incorporation and bylaws, as amended, supplemented and restated, and, with respect to any other Entity, its comparable constitutional instruments or documents, as amended, supplemented and restated.
“Permit” means any license, permit, franchise, exemption, approval, waiver, order, authorization, certificate, accreditation, security clearance, right or privilege of any nature, granted, issued, given, approved, allowed or otherwise made available by any Governmental Body.
“Permitted Encumbrance” means (A) statutory Encumbrances for Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been recorded on the Financial Statements, (B) statutory or common law Encumbrances to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements which are not in default, (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, and (D) statutory or common law Encumbrances in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and incurred in the ordinary course of business for sums not yet due.
“Person” means any individual, Entity or Governmental Body.
“Proceeding” means any demand, claim, charge, complaint, audit, suit, action, litigation, investigation, inquiry, notice of violation, arbitration, administrative hearing or other proceeding of any legal, judicial, administrative, arbitral or other nature.

“Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or otherwise releasing into the environment.
“Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).
“Seller Intangible” means all Software and other Intangibles owned, marketed, licensed, supported, maintained, used or under development by Seller.
“Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.
“Specified Contracts” shall mean all Material Contracts and all other Contracts used by Seller in connection with the Seller Business and set forth on Schedule 2.1.1(C), but excluding Contracts relating to the Greystone Project and any other Contract that is an Excluded Asset.
“Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.
“Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, escheat, unclaimed property, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“to Seller’s knowledge” and similar phrases mean the actual knowledge of Robert Biscardi, Peter Miller, Michael T. Brigante or Robert Alleva after making reasonable inquiry with respect to the particular fact or matter in question.
“Virtual Data Room” means the virtual data room maintained by Seller at ftp://ftp.nexusna.com.
“Warn Act” means the Worker Adjustment and Retraining Notification Act, as amended.
SECTION 2. The Transaction
2.1 Sale and Purchase of Specified Assets. On the Closing Date (as defined in Section 6.1), effective to the fullest extent possible at 12:01 a.m. EST on the Closing Date (as defined in Section 6.1) and subject to the other terms and conditions of this Agreement: (a) Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases, all right, title and interest in and to all of the Specified Assets (as defined in Section 2.1.1), all free and clear of any Encumbrances, except for any Permitted Encumbrances; and (b) Seller hereby assigns to Buyer, and Buyer hereby assumes, only the Specified Liabilities of Seller (as defined in Section 2.1.2).
2.1.1. Specified Assets. The “Specified Assets” means all Assets of Seller, other than (a) Seller’s Cash Assets and (b) any intercompany and intracompany receivable cash balances between Seller and any of its affiliates or between any of its affiliates, as of the Closing Date, wherever located and whether or not reflected on Seller’s books and records, including the following Assets:
(A) All of Seller’s Tangible Property.
(B) All of Seller’s Accounts Receivable and other current Assets but excluding all prepaid premiums and other prepayments and deposits with respect to Seller’s Insurance Policies, Seller’s Group Insurance Plans (as defined in Section 2.1.1(E)), Seller’s retirement plans and any other Contracts not purchased by Buyer.
(C) All of Seller’s Contract Rights under the Specified Contracts, but excluding Contract Rights under (1) this Agreement and any Ancillary Agreement; (2) Contracts that constitute or evidence Employee Benefit Plans of Seller; (3) Contracts listed on Schedule 2.1.1(C)(3); (4) any Contract relating to the Greystone Project; and (5) any Specified Contracts requiring a material Consent that is not obtained on or before the Closing Date, as listed on Schedule 2.1.1(C)(5), which Specified Contracts shall be subject to the provision of Section 7.3; provided, that once such material Consent is obtained, the Contract Rights under such Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the Closing Date.

(D) All rights under all Insurance Policies owned, held or maintained by Seller, but excluding (1) all rights under Insurance Policies that constitute group medical, dental, hospitalization, health, disability and related Employee Benefit Plans of Seller (“Seller’s Group Insurance Plans”); and (2) the rights of Seller under its Insurance Policies pertaining exclusively to actual or potential claims or losses that remain Seller’s responsibility after the Closing Date.
(E) All transferable rights under all Permits granted or issued to Seller or otherwise held by Seller.
(F) All Seller Intangibles, including all Software that is licensed, owned or jointly owned by Seller or under development by Seller or Seller and any joint development partner or customer.
(G) All of Seller’s rights with respect to telephone numbers, telephone directory listings and advertisements, and all of Seller’s goodwill.
(H) All of Seller’s rights in, to and under the vehicle leases to which Seller is a party for the vehicles leased thereby, which vehicle leases and the vehicles leased thereby (collectively, the “Leased Vehicles”) are set forth on Schedule 2.1.1(H).
(I) All of Seller’s customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records, but excluding (1) Seller’s corporate minute books, stock books and related Organizational Documents and Tax Returns; and (2) Seller’s files, books and records relating exclusively to Seller’s Assets not included in the Specified Assets or to Seller’s liabilities not included in the Specified Liabilities.
(J) All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Seller’s ownership of the Specified Assets or the operation of the Seller Business, but excluding causes of action and other legal rights and remedies of Seller (1) against Buyer with respect to the transactions contemplated by this Agreement; or (2) relating exclusively to Seller’s Assets not included in the Specified Assets or to Seller’s liabilities not included in the Specified Liabilities.
(K) All of Seller’s rights (but not any of Seller’s Obligations) under any and all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Seller between Seller and any current or former employee and between Seller and any other Person.
(L) All Assets that have been excluded from the definition of Specified Assets in this Section 2.1.1 shall be referred to herein as “Excluded Assets.”

2.1.2. Specified Liabilities of Seller. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Buyer shall assume, only the Specified Liabilities. Thereafter, Buyer shall pay and discharge all such Specified Liabilities as and when such Specified Liabilities become due and owing. The “Specified Liabilities” of Seller means the following specifically described liabilities of Seller as of the Closing Date:
(A) The obligations and liabilities which shall be reflected as current liabilities on the Pre-Closing Balance Sheet (as defined in, and to be prepared in accordance with, Section 3.2.1) of Seller incurred in connection with the Seller Business, but only to the extent that the incurrence or existence of any such obligation or liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including those of Section 4.9). Notwithstanding the foregoing, the Specified Liabilities shall not include (1) any current, long-term or deferred Obligations for any Taxes, including, subject to Section 7.5(a), any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement and the Ancillary Agreements; (2) any current or long-term Indebtedness of Seller and all accrued interest with respect thereto; (3) any Obligations for overdrafts or any other liabilities with respect to bank accounts; (4) any Obligations or Indebtedness to Nexus, Homeland or any affiliate thereof, or any Obligations relating to any guarantees by Seller relating to any Obligations or Indebtedness of Nexus, Homeland or any affiliate thereof; (5) any accrued expenses with respect to Seller’s Insurance Policies; (6) Obligations relating to the Greystone Project; and (6) Obligations related to the Excluded Assets.
(B) The obligations and liabilities of Seller under those Specified Contracts to which Seller is a party, provided that the incurrence or existence of any such liability or Specified Contract does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including those of Section 4.9), but only to the extent that such liabilities arise in the ordinary course of performing such Specified Contracts, in accordance with their respective terms, after the Closing Date and are not due to any breach or failure of, or default under, any such Specified Contract by Seller. Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include any Obligations of Seller under (1) this Agreement or any Ancillary Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of Seller; (3) any Contracts relating to the formation or acquisition of Seller and (4) any Contract in which the Contract Rights thereunder are not included in the Specified Assets.
2.2 No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not in any manner assume or be liable or responsible for any Obligations of Seller other than the Specified Liabilities. All Obligations of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller, and Seller shall pay and discharge such Obligations in full as the same become due. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1.2, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of Seller subject to, any of the following Obligations of Seller, whether or not reflected on the Pre-Closing Balance Sheet or the Closing Balance Sheet:
2.2.1. Affiliates. Any Obligation to Nexus, Homeland or any current or former shareholder, officer, director or controlling Person of Seller, or to any other Person affiliated with Seller, Nexus or Homeland, their affiliates and predecessors, including Obligations for dividends declared but not paid.

2.2.2. Taxes. Any Obligation for any Tax, including (a) any Tax payable by Seller with respect to the Seller Business or any other business operations incurred on or before the Closing Date; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller’s Assets at any time on or before the Closing Date; and (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement and the Ancillary Agreements, subject to Section 7.5(a).
2.2.3. Post-Closing. Any Obligation of Seller, Nexus or Homeland that relates to any Proceeding involving Seller, Nexus or Homeland with respect to any event that occurred at any time on or before the Closing Date.
2.2.4. Transaction Related. Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any Ancillary Agreement.
2.2.5. Defaults. Any Obligation, the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement or any Ancillary Agreement.
2.2.6. Employees. Any Obligation to any or all employees of Seller, including Obligations under Seller’s Employee Benefit Plans, Obligations under Seller’s Group Insurance Plans and Obligations for severance pay and other termination benefits, Obligations for accrued but unpaid regular compensation and any Obligations for vacation pay, sick days or paid time off.
2.2.7. Infringement. Any Obligation arising in connection with or related to Seller’s infringement or alleged infringement of any Software or Intangible of any Person.
2.2.8. Encumbrances. Any Encumbrance, other than Permitted Encumbrances, on or affecting the Specified Assets.
2.2.9. Indebtedness. Any Indebtedness not explicitly included as a Specified Liability.
2.2.10. Indemnification. Any Obligations to indemnify, reimburse or advance any amounts to any officer, director, employee, or agent of Seller, Nexus, Homeland or any affiliate thereof.
2.2.11. Environmental. Any Obligation arising under or relating to Environmental Laws prior to the Closing Date.

2.2.12. Greystone Project. Any Obligation arising under or relating to the Greystone Project.
2.3 Seller’s Employees. Subject to the condition that the Closing hereunder occurs, Buyer has offered or shall offer to employ, as of the Closing Date, the full time employees of Seller identified on Exhibit 2.3. Such employment will be on an “at will” basis for salaries, wages and other benefits determined by Buyer, in its sole discretion. Buyer does not assume, and Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of Seller’s employees including any employees offered employment by Buyer who fail to become employees of Buyer. Seller shall cooperate with Buyer’s efforts to employ and retain any such employees. Seller has provided to Buyer accurate and complete copies of the personnel records of Seller’s employees at least 3 days before the Closing Date. Seller shall be responsible for compliance in all material respects with all applicable Laws and any termination or severance Obligations related to the termination by Seller of Seller’s employees, including with respect to the continuation of health insurance benefits for terminated employees (whether under COBRA or any other applicable Law) and their family members covered under Seller’s health insurance plan.
SECTION 3. Purchase Price and Closing Balance Sheet
3.1 Purchase Price.
3.1.1. Purchase Price. The aggregate consideration to be paid by Buyer to Seller hereunder (in addition to the assumption of the Specified Liabilities by Buyer in accordance with Section 2.1) is $2,750,000, as may be adjusted pursuant to this Section 3 and otherwise in this Agreement (the “Purchase Price”). At the Closing, Buyer shall pay to Seller via wire transfer in immediately available funds to an account identified in writing by Seller an amount equal to $2,750,000 minus: (a) $300,000 (the “Escrow Deposit”), payable in accordance with Section 3.1.2; and plus (b) the Estimated Working Capital Surplus (as defined below), if any; or minus (c) the Estimated Working Capital Deficit (as defined below), if any (such adjusted amount to be paid by Buyer at Closing, the “Closing Payment”).
3.1.2. Escrow Deposit. At the Closing, Buyer shall pay an amount equal to the Escrow Deposit to CSC Trust Company of Delaware (the “Escrow Agent”) via wire transfer in immediately available funds to be held in an escrow account established in accordance with, and subject to the terms and conditions of, the Escrow Agreement to be executed by Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit 3.1.2 (the “Escrow Agreement”). The parties acknowledge and agree that the Escrow Deposit shall be treated as installment obligations for purposes of Section 453 of the Code, and Seller shall not be treated as having received any portion of the Escrow Deposit until such amounts are actually released to Seller, and no party shall take any action or filing position inconsistent with such characterization.

3.2 Working Capital Adjustment.
3.2.1. Pre-Closing Adjustment. Seller has prepared and delivered to Buyer an unaudited balance sheet of Seller as of a date no later than three Business Days prior to the Closing Date (the “Pre-Closing Balance Sheet”), accompanied by a statement (the “Estimated Adjusted Working Capital Statement”) setting forth the best estimate of Seller, based on the Pre-Closing Balance Sheet and Seller’s good faith calculations, of Seller’s Adjusted Working Capital (as defined below) as of 12:01 EST on the Closing Date, calculated in accordance with Section 3.2.2 below (the “Estimated Adjusted Working Capital”), which Estimated Adjusted Working Capital Statement shall include a detailed calculation of the Estimated Adjusted Working Capital. The Pre-Closing Balance Sheet and the Estimated Adjusted Working Capital Statement shall be prepared in the same manner as the preparation of the Closing Balance Sheet and the Adjusted Working Capital Statement in accordance with Section 3.2.2(a). The approval by Buyer of the Estimated Adjusted Working Capital shall not be deemed for any purposes as an approval of the methodologies used to determine the Estimated Adjusted Working Capital. To the extent that the Estimated Adjusted Working Capital is less than $700,000 (such difference referred to as the “Estimated Working Capital Deficit”), the Purchase Price shall be decreased, dollar for dollar, by the Estimated Working Capital Deficit, as reflected in Section 3.1. To the extent that the Estimated Adjusted Working Capital is more than $700,000 (such difference referred to as the “Estimated Working Capital Surplus”), the Purchase Price shall be increased, dollar for dollar, by the Estimated Working Capital Surplus, as reflected in Section 3.1.
3.2.2. Post-Closing Adjustment.
(a) Buyer shall prepare or cause to be prepared an unaudited balance sheet of Seller as of 12:01 a.m. EST on the Closing Date (the “Closing Balance Sheet”). Buyer shall deliver to Seller, no later than 60 days after the Closing Date, the Closing Balance Sheet, accompanied by a statement (“Adjusted Working Capital Statement”) setting forth Seller’s adjusted working capital as of 12:01 EST on the Closing Date as calculated by Buyer from the Closing Balance Sheet and in accordance with this Section 3.2.2 and Schedule 3.2.2(a) (“Seller’s Adjusted Working Capital”), which Adjusted Working Capital Statement shall include a detailed calculation of Seller’s Adjusted Working Capital. Except as set forth in this Section 3.2.2 or on Schedule 3.2.2(a), the Closing Balance Sheet and the Adjusted Working Capital Statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements and without giving effect to the transactions contemplated by this Agreement. No year-end adjustments shall be made to the Closing Date Balance Sheet.
(b) Seller shall provide written notice to Buyer of any objections to the Adjusted Working Capital Statement (which may include objections to the Closing Balance Sheet) within 30 days after Seller receives the Adjusted Working Capital Statement and the Closing Balance Sheet. If Seller does not provide such written notification to Buyer of any such objections by the end of that 30 day period, then the Adjusted Working Capital Statement and the Closing Balance Sheet, as prepared by Buyer, shall be considered final on the last day of that 30 day period. If Seller does provide such written notification to Buyer of any such objections by the end of that 30 day period, and Buyer and Seller are unable to resolve their differences within 30 days thereafter, then the disputed items on the Adjusted Working Capital Statement shall be submitted to a nationally recognized independent accounting firm as mutually agreed upon by Buyer and Seller for resolution, or if Buyer and Seller are unable to agree on such independent accounting firm, to a certified public accountant selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the accounting firm or certified public accountant making such determination being herein after referred to as the “Arbiter”). The Arbiter shall afford each of Buyer and its representatives and Seller and its representatives up to 15 days in the aggregate to present their positions as to the disputed items. If either party fails to make such a presentation on a timely basis, the Arbiter shall be required to decide without further delay or extension on the basis of the submissions made to it and the terms of this Agreement. The Arbiter shall resolve all disputed items in a written determination to be delivered within 15 days following the end of the submission period, provided, however, that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Arbiter of jurisdiction. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Balance Sheet or the Adjusted Working Capital Statement (as applicable). The fees, costs and expenses of the Arbiter shall be paid by Buyer and Seller in inverse proportion as they may prevail on the disputed items resolved by the Arbiter, utilizing the values of such items as initially submitted by the parties to the Arbiter. Such proportional allocations shall be determined by the Arbiter at the time its determination is rendered on the disputed items.
(c) To the extent that Seller’s Adjusted Working Capital as of the Closing Date, as finally determined in accordance with Section 3.2.2 (“Final Adjusted Working Capital”), is less than the Estimated Adjusted Working Capital (such difference referred to as the “Working Capital Deficit”), the Purchase Price shall be decreased, dollar for dollar, by the Working Capital Deficit. To the extent that the Final Adjusted Working Capital is more than the Estimated Adjusted Working Capital (such difference referred to as the “Working Capital Surplus”), the Purchase Price shall be increased, dollar for dollar, by the Working Capital Surplus. If applicable, Buyer shall pay to Seller via wire transfer in immediately available funds to an account identified in writing by Seller an amount equal to the Working Capital Surplus within 5 Business Days after the Final Adjusted Working Capital has been determined. If applicable, Seller shall pay to Buyer via wire transfer in immediately available funds to an account identified in writing by Buyer an amount equal to the Working Capital Deficit within 5 Business Days after the Final Adjusted Working Capital has been determined. Seller, Nexus and Homeland shall be jointly and severally liable for any adjustment amount owed by Seller pursuant to this Section 3.2.2(c) and Seller shall not rely on using any funds from the Escrow Deposit to satisfy such obligation (it being clarified that the foregoing shall in no way limit any of Buyer’s rights in the event of Seller’s breach or failure to comply with its obligations pursuant to this Section 3.2.2(c)). Buyer’s and Seller’s rights to indemnification pursuant to Section 9 (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyer’s or Seller’s rights pursuant to this Section 3.2.
(d) Each party shall make available to the other party its (and shall use its commercially reasonable efforts to cause its accountants’) work papers, schedules and other supporting data as may reasonably be requested by such party to enable such party to verify the calculations of Adjusted Working Capital as set forth in the Closing Balance Sheet and Adjusted Working Capital Statement.

3.3 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States’ currency, and all payments required under this Agreement shall be paid in United States’ currency. Unless otherwise specified, all payments required under this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by the recipient of such payment.
3.4 Allocation. The Purchase Price shall be allocated among the Specified Assets and the Covenants set forth in Section 8. Buyer shall prepare an allocation (“Allocation Statement”) of the Purchase Price among the Specified Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall deliver the Allocation Statement to Seller no later than 90 days following the Closing Date. Seller shall notify Buyer of any objections to the Allocation Statement within 15 days after Seller receives the Allocation Statement. If Seller does not notify Buyer of any objections to the Allocation Statement, within that 15 day period, the Allocation Statement shall be construed as final. If Seller notifies Buyer of an objection to the Allocation Statement by the end of the 15 day period, and Buyer and Seller are unable to resolve their differences within 15 days thereafter (“Dispute Resolution Period”), then the disputed items on the Allocation Statement shall be submitted to the Arbiter within five days after the end of the Dispute Resolution Period for resolution with the costs paid 50% by Seller and 50% by Buyer, and the Arbiter shall be instructed to deliver a finalized Allocation Statement as soon as possible. Buyer and Seller and their respective affiliates shall report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price. Neither Buyer, Seller or any of their affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Allocation Statement, unless required to do so by applicable Law; provided, however, that (i) Buyer’s cost for the Specified Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example capitalized acquisition costs) not included in the total amount so allocated, and (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

SECTION 4. Representations Of Seller, Nexus and Homeland
Seller hereby represents and warrants, and Seller, Nexus and Homeland (all jointly and severally) with respect to the Fundamental Matters (as defined in Section 9.4(e)) only, hereby represent and warrant, to Buyer, in each case except as set forth in Seller’s disclosure schedule delivered to Buyer prior to the execution of this Agreement (referenced as the “Seller Disclosure Schedule”), as follows:
4.1 Organization.
(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and each of Nexus and Homeland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller possesses the corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements. Seller possesses the corporate power and authority: (i) to own and use the Specified Assets in the manner in which such Specified Assets are currently owned and used, and (ii) to conduct the Seller Business as such business is currently being conducted. Seller is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is in good standing in the jurisdictions where it is required by applicable Law to be qualified or registered to do business, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Seller does not have any subsidiaries and does not (and, to Seller’s knowledge, has not previously) own or control, directly or indirectly, any securities of any Entity or any other interest in any Person.
(c) Schedule 4.1(c) of the Seller Disclosure Schedule sets forth, for Seller: (i) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and office in each such jurisdiction (if applicable); and (ii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since February 7, 2006.
(d) Accurate and complete copies of each of Seller’s, Nexus’ and Homeland’s Organizational Documents, each as amended to date, and all Contracts relating to the acquisition or formation of Seller, have been made available to Buyer in the Virtual Data Room.
(e) As of the date of this Agreement, Nexus owns 100% of the issued and outstanding capital stock of Seller. The issued and outstanding capital stock of Nexus and the ownership thereof is set forth on Schedule 4.1(e) of the Seller Disclosure Schedule.

(f) Except as set forth on Schedule 4.1(f) of the Seller Disclosure Schedule, (i) there are no options, warrants, or other rights to acquire any equity interest or other securities in Seller, (ii) all issued and outstanding shares of capital stock of Seller were duly authorized, validly issued and are fully paid and nonassessable, and, to Seller’s knowledge, were not issued in violation of any preemptive or other contractual rights and were issued in material compliance with and under available exemptions from the registration requirements of the applicable federal and state securities Laws; (iii) Seller has not granted or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any character calling for the transfer, purchase, registration, subscription or issuance of any equity interest or other securities in Seller and there are no Contracts or understandings with respect to the voting of any issued and outstanding shares of capital stock in Seller; (iv) all issued and outstanding shares of capital stock in Seller are owned free and clear of all Encumbrances; and (v) there are no other Contracts in place with respect to any of the issued and outstanding shares of capital stock or other securities in Seller.
4.2 Authority; Non-Contravention.
(a) Each of Seller, Nexus and Homeland has the absolute and unrestricted right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, as applicable, and the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller, Nexus and Homeland have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly and validly executed by each of Seller, Nexus and Homeland, as applicable, and constitute the legal, valid and binding agreement thereof, enforceable against each in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
(b) Except as set forth on Schedule 4.2(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby by Seller, Nexus or Homeland will directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with or result in a violation of (a) any of the Organizational Documents of Seller, Nexus or Homeland or (b) any resolution adopted by the board of directors (or any committee thereof) or shareholders of Seller, Nexus or Homeland;
(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy or obtain any relief under, any applicable Law or any Judgment to which Seller, Nexus or Homeland, or any of the Specified Assets owned or used by Seller in connection with the Seller Business, is subject, except to the extent that any of the foregoing has not had and would not reasonably be expected to have a Material Adverse Effect;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller that relates to the Seller Business or to any of the Specified Assets owned or used by Seller in connection with the Seller Business, except to the extent that any of the foregoing has not had and would not reasonably be expected to have a Material Adverse Effect;
(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any Specified Contract or Contract relating to the Seller Business to which Seller is a party or by which Seller, Nexus or Homeland is bound or to which any of the Specified Assets are subject, except to the extent that any of the foregoing has not had and would not reasonably be expected to have a Material Adverse Effect;
(v) result in the imposition or creation of any Encumbrance upon or with respect to any Specified Asset, other than Permitted Encumbrances; or
(vi) require a vote of the stockholders of Homeland, whether under applicable Law or any Organizational Documents.
(c) Except as set forth on Schedule 4.2(c) of the Seller Disclosure Schedule, none of Seller, Nexus or Homeland was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation or performance of any of the transactions contemplated hereby or thereby.
4.3 Financial and Corporate Records. Except as set forth on Schedule 4.3 of the Seller Disclosure Schedule, Seller’s books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect in all material respects (i) all of Seller’s Assets and Obligations and (ii) all of the Contracts and other transactions to which Seller is or was a party or by which the Seller Business or Assets of Seller is or was affected. Accurate and complete copies of the contents of Seller’s minute books and stock books have been made available to Buyer in the Virtual Data Room.
4.4 Compliance with Laws; Permits.
(a) Except as set forth on Schedule 4.4(a) of the Seller Disclosure Schedule: (i) Seller is, and, to Seller’s knowledge, at all times since February 7, 2006 has been, in compliance with each Judgment and with each Law that is or, to Seller’s knowledge, was applicable to it or to the conduct of any of the Seller Business or the ownership, lease or use of any of its Specified Assets; (ii) no event has occurred since February 7, 2006, and, to Seller’s knowledge, no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Judgment or Law that is or was applicable to it or to the conduct of any of the Seller Business or the ownership, lease or use of any of its Specified Assets; or (iii) Seller has not received, at any time since February 7, 2006, any written, or to Seller’ knowledge verbal, notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or applicable Law, or (B) any actual, alleged, possible or potential Obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(b) Except as set forth on Schedule 4.4(b) of the Seller Disclosure Schedule, Seller has obtained and currently holds, and, to Seller’s knowledge, at all times since February 7, 2006 has held, all Permits required for the operation of the Seller Business, except to the extent that any of the foregoing has not had and could not reasonably be expected to have a Material Adverse Effect. All Permits held by Seller are set forth on Schedule 4.4(b) of the Seller Disclosure Schedule, and accurate and complete copies of such Permits have been made available to Buyer in the Virtual Data Room. Seller has paid when due any material fees or charges of any nature required to be paid by it in connection with each such Permit.
(c) This Section 4.4 does not relate to matters with respect to Taxes, which are the subject of Section 4.19; to environmental matters, which are the subject of Section 4.13; or to employment or labor matters, which are the subject of Section 4.16 and Section 4.17, respectively.
4.5 Financial Statements.
(a) Seller’s fiscal year ends on June 30.
(b) Seller has made available to Buyer in the Virtual Data Room the following financial statements and related notes (the “Financial Statements”): (i) the audited consolidated balance sheets of Seller and Nexus as of June 30, 2008, 2009 and 2010, and the audited consolidated statements of income of Seller and Nexus for the years ended June 30, 2008, 2009 and 2010; (ii) the unaudited consolidated balance sheet of Seller and Nexus (the “Latest Balance Sheet”) as of June 30, 2011 (the “Latest Balance Sheet Date”); and (iii) the unaudited consolidated statement of income of Seller and Nexus for the period ending on the Latest Balance Sheet Date.
(c) The Financial Statements present fairly in all material respects the financial position of Seller as of the respective dates thereof and the results of operations of Seller for the periods covered thereby. Except as set forth on Schedule 4.5(c) of the Seller Disclosure Schedule, the Financial Statements have been prepared based on the books and records of the Seller in accordance with GAAP; provided, however, that the Latest Balance Sheet and the unaudited consolidated statement of income for the period ending on the Latest Balance Sheet Date are subject to year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and do not contain all of the notes required by GAAP (which if included would not differ materially from those included in the Latest Balance Sheet). Seller has made adequate provisions for losses on Contracts in accordance with past practice, and the provisions in respect thereof have been determined in accordance with GAAP.

(d) Seller’s earnings before interest, taxes, depreciation and amortization, determined from the Financial Statements, as adjusted to add back the payment of management fees to Homeland, for the fiscal year ended on June 30, 2010, is equal to or exceeds $$2,067,317.
4.6 Reserved.
4.7 Assets.
(a) Seller owns and has good, valid and marketable title to, all of its Assets and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance, other than Permitted Encumbrances. Set forth on Schedule 4.7(a) of the Seller Disclosure Schedule is an accurate and complete list of all Assets that are being leased or licensed to Seller. Seller (i) is the lessee of, and holds valid leasehold interests in, all Assets leased by it and reflected as leased on the Latest Balance Sheet, (ii) enjoys undisturbed possession of such leased Assets and (iii) has the right to transfer all rights, title and interest to such leased Assets, free and clear of any Encumbrance, other than any Permitted Encumbrances and except as set forth on Schedule 4.7(a)(iii).
(b) Except for the Specified Assets, no other Assets are necessary to operate, or have been material to the operation of, the Seller Business and no affiliate owns or has any interest in, directly or indirectly (including through family members or other Persons), any Assets which are necessary to operate or are material to the operation of the Seller Business.
4.8 Obligations. Seller has no Obligations or Indebtedness other than (a) those set forth on the Latest Balance Sheet, (b) Obligations set forth on Schedule 4.8 of the Seller Disclosure Schedule, (c) material Obligations under Contracts of the type set forth on Schedule 4.15(a) of the Seller Disclosure Schedule, provided that as of the Latest Balance Sheet Date, no such Obligation consisted of or resulted from a material default under or material violation of any such Contract, (d) material Obligations that were incurred since the Latest Balance Sheet Date and which were incurred in the ordinary course of business consistent with past practice and which were not incurred in breach of any of the representations and warranties made in Section 4.9 and (e) Obligations incurred in connection with the execution of this Agreement and any of the Ancillary Agreements. Except as set forth on Schedule 4.8 of the Seller Disclosure Schedule, none of Seller’s Obligations are guaranteed by any Person.

4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, since July 1, 2010:
(a) except in the ordinary course of its business consistent with its past practices, Seller has not: (i) incurred any Obligation that exceeds $25,000; (ii) made any loan or advance to any Person that exceeds $25,000; (iii) assumed, guaranteed or otherwise become liable for any Obligation of any Person that exceeds $25,000; (iv) committed for any capital expenditure that exceeds $25,000; (v) purchased, leased, licensed, sold, abandoned or otherwise acquired or disposed of any business or Assets that exceeds $25,000; (vi) waived or released any right or canceled or forgiven any debt or claim that exceeds $25,000; (vii) discharged any Encumbrance or discharged or paid any Indebtedness or other Obligation that exceeds $25,000; (viii) assumed or entered into any material Contract other than this Agreement; (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, consultants, agents or representatives; (x) accrued any deferred bonuses or compensation due to any officers, employees, consultants, agents or representatives of Seller, except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet; or (xi) made any Tax election.
(b) even in the ordinary course of its business consistent with its past practices, Seller has not: (i) created an Encumbrance, except for Permitted Encumbrances, on any of the Specified Assets or otherwise permitted or gained any knowledge that any of the Specified Assets became subject to an Encumbrance, except for Permitted Encumbrances; (ii) terminated, or amended or modified in any material respect, any Specified Contract; (iii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iv) sold or otherwise issued any shares of capital stock or any other securities; (v) amended its Organizational Documents; (vi) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; or (vii) changed any of its methods of accounting or accounting practices in any respect; and
(c) To Seller’s knowledge, no event or circumstance has occurred, and no condition exists, that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.10 Accounts Receivable. Schedule 4.10 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Accounts Receivable of Seller as of three (3) days prior to the Closing Date showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable. All Accounts Receivable of Seller set forth on Schedule 4.10 of the Seller Disclosure Schedule, arose from bona fide transactions in the ordinary course of business consistent with past practices, are proper and valid Accounts Receivable and represent legally enforceable claims against Persons for goods sold, leased or licensed or to be sold, leased or licensed or for services rendered or to be rendered and may be collected by Seller, subject to trade discounts provided in the ordinary course of business in accordance with past practice and any allowance for doubtful accounts contained in the Latest Balance Sheet, which allowance has been established in accordance with GAAP. There are no refunds, discounts, unissued credits, rights of setoff or assignments affecting any such Accounts Receivable. With respect to unbilled Accounts Receivables, such unbilled Accounts Receivable are reflected on the books and records of Seller (in accordance with GAAP) and, to Seller’s knowledge, there are no facts that would prohibit or restrict the billing of any such unbilled Accounts Receivable in the ordinary course of business consistent with past practice.

4.11 Tangible Property; Inventory.
(a) Except as set forth on Schedule 4.11(a) of the Seller Disclosure Schedule, all of Seller’s Tangible Property is located at Seller’s offices or facilities, and Seller has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of Seller, wherever located, (i) is in good condition, ordinary wear and tear excepted, (ii) is free of defects and damages and (iii) is sufficient for Seller’s operations and business as presently conducted. With respect to each Leased Vehicle set forth on Schedule 4.7(a) of the Seller Disclosure Schedule and that is included in the Specified Assets, except as set forth on Schedule 4.11(a) of the Seller Disclosure Schedule, all such vehicles are in good operating condition, ordinary wear and tear excepted, and, to Seller’s knowledge, have been maintained in accordance with the respective manufacturers care and maintenance standards.
(b) All of the inventory of Seller consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices. Except as set forth on Schedule 4.11(b) of the Seller Disclosure Schedule, all items included in inventory of Seller is the property of Seller, free and clear of any Encumbrance, except for any Permitted Encumbrances, have not been pledged as collateral, and are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Laws. All of the inventory of Seller included in the Specified Assets has a value of up to $100,000 as determined in accordance with GAAP.
4.12 Real Property. Seller does not own, and has not owned, any Real Property. Schedule 4.12 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Real Property leased by Seller. Seller has made available to Buyer in the Virtual Data Room an accurate and complete copy of each lease set forth on Schedule 4.12 of the Seller Disclosure Schedule. All such Real Property leases are valid and in full force and effect and are enforceable by Seller in accordance with their terms and Seller has not received written, or to Seller’s knowledge verbal, notice of default from the landlord under any such lease and there is no default by Seller under any such lease that remains uncured. All Real Property under lease to or otherwise used by Seller is in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of Seller. The demised premises under each lease are sufficient for the current operations of Seller. Utility services are currently available to the demised premises under each lease for Seller’s current use thereof.
4.13 Environmental Matters.
(a) Seller is in compliance with all applicable Environmental Laws, which compliance includes the possession by such Seller of all Permits required under applicable Environmental Laws, and Seller is in compliance with the terms and conditions thereof. To Seller’s knowledge, Seller has not Released any Hazardous Substances in, on, under or from any of Seller’s Real Property. Seller has not taken any actions or failed to take any actions that could reasonably be expected to result, or have resulted, in a violation of Environmental Laws or that could reasonably be expected to constitute, or have constituted, a violation of Environmental Law on any of Seller’s Real Property.

(b) The representations and warranties made in this Section 4.13 are the exclusive representations and warranties of Seller relating to Environmental Laws.
4.14 Intangibles.
(a) Schedule 4.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list and description of all Seller Intangibles. Except as set forth on Schedule 4.14(a) of the Seller Disclosure Schedule, to Seller’s knowledge, no other Seller Intangibles (other than trade secrets and know-how) are necessary for or used in the operation of the Seller Business.
(b) Except as set forth on Schedule 4.14(b) of the Seller Disclosure Schedule, Seller has all right, title and interest in and to, including good and indefeasible title and the full right to use, all Seller Intangibles, free and clear of any Encumbrance, except for any Permitted Encumbrances. Schedule 4.14(b) of the Seller Disclosure Schedule sets forth all third party Software and Intangibles used in connection with, or necessary to market, license, sell, or modify Seller Intangibles. Except as set forth on Schedule 4.14(b) of the Seller Disclosure Schedule, no rights of any other third party are necessary to market, license, sell, offer for sale, modify, update, use or create derivative works of Seller Intangibles.
(c) To Seller’s knowledge, none of Seller Intangibles or their respective past or current uses has violated or infringed upon, or is violating or infringing upon, or by conducting the Seller Business as currently conducted by Seller, will violate or infringe upon any Intangible of any Person. No Proceeding or Judgment is pending or, to Seller’s knowledge, is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Seller of any of Seller Intangibles. Seller has adequately maintained all trade secrets and copyrights with respect to Seller Intangibles. To Seller’s knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Seller Intangibles.
(d) Any license, sublicense or other Contract covering or relating to any Seller Intangible is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. Seller is not in breach of or default under any license, sublicense or other Contract covering or relating to any Seller Intangible or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending or, to Seller’s knowledge, is being or has been threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Seller Intangible.
(e) Except with respect to demonstration or trial copies, to Seller’s knowledge, no portion of any Seller Intangibles contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access to damage, interfere with, intercept, disable or erase software, hardware, or data without the consent of the user.

(f) Set forth on Schedule 4.14(f) of the Seller Disclosure Schedule are all Internet domain names related to the Seller Business registered by Seller or any other Person or Entity (“Domain Names”). Schedule 4.14(f) sets forth the identities of the registrants of all Domain Names, and all registrations of Domain Names are in good standing until such dates as set forth on Schedule 4.14(f) of the Seller Disclosure Schedule. To Seller’s knowledge, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefore or the right of Seller to use a Domain Name. Seller has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Domain Names.
(g) Neither Seller nor any affiliate of Seller has not exported or re-exported, directly or indirectly (including via remote access) any part of any Seller Intangible to any country to which a license is required under the Laws relating to the control of imports and exports of commodities and technical data, use and remote use of Software and related property, and registration of customer Contracts, including the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative in the U.S. without first obtaining all applicable licenses.
(h) No Software that is free software, open source, public source, shareware, freeware or similar Software (“OSS”), or any enhancement, modification, improvement or derivative thereof, including any Software licensed pursuant to any version of any general or other public license, including the GNU general public licenses or the limited or lesser general public license, or any other license for OSS (“Public License”), is used in, incorporated into, integrated with, bundled with or used in conjunction with any Seller Intangible.
4.15 Contracts.
(a) Schedule 4.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts in effect (in whole or in part) as of the Closing Date to which Seller is a party or by which Seller is bound (collectively, the “Material Contracts”): (i) any Contract or series of related Contracts under which Seller provides any service or distributes or sells any product to any Person providing for annual payments in excess of $25,000, individually or in the aggregate, and longer than twelve (12) months in duration; (ii) any Contract or series of related Contracts under which Seller is provided any service (including subcontractor services) or purchases any product from another Person providing for annual payments in excess of $25,000, individually or in the aggregate, and longer than twelve (12) months in duration; (iii) any Contract or series of related Contracts with any Governmental Body, including Contracts where Seller is a subcontractor, directly or indirectly, to another Person who provides any service or distributes or sells any product to a Governmental Body, providing for annual payments in excess of $25,000, individually or in the aggregate, and longer than twelve (12) months in duration; (iv) Software license and Software maintenance

Contracts under which Seller is the licensor or provider of services; (v) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property (including service Contracts) owned, leased or used by Seller; (vi) loan Contracts, mortgages, notes, guarantees and other financing Contracts; (vii) Contracts for the purchase, lease, support or maintenance of computer equipment and other equipment, Contracts for the purchase, license, distribution, support lease or maintenance of Software or Intangibles under which Seller is the purchaser, licensee, lessee or user; (viii) employment (including offer letters), independent contractor, severance, consulting, sales representative and collective bargaining Contracts (excluding Contracts which constitute Employee Benefit Plans set forth on Schedule 4.17 of the Seller Disclosure Schedule, and excluding oral Contracts with employees for “at will” employment terminable without penalty); (ix) Contracts under which any rights in or ownership of any Seller Intangible, the Seller Business or Assets of Seller, or any shares or other ownership interests in Seller was acquired; (x) Contracts containing clauses that prohibit or restrict Seller from soliciting any employee or customer of any other Person; (xi) Contracts containing clauses that prohibit or restrict Seller from engaging in any business or disclosing any information; (xii) Contracts that contain “most favored nation” or similar clauses; (xiii) any Contract (or series of related Contracts) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000, including any Contract under which any Person may seek to enforce an indemnity or warranty against Seller; (xiv) any Contract that could reasonably be expected to have a Material Adverse Effect; (xv) any settlement Contract, waiver or other release of any Seller rights; (xvi) any partnership, joint venture, strategic alliance and similar Contracts; (xvii) any performance bonds, completion bonds, bid bonds, suretyship agreements, guarantees, bank guarantees and similar instruments and Contracts and any letters of credit and the related reimbursement Contracts issued with respect to any of the foregoing; and (xviii) any Contract, proposal, understanding or commitment to enter into any of the foregoing. A description of each oral Material Contract is set forth on Schedule 4.15(a) of the Seller Disclosure Schedule, and accurate and complete copies of each written Material Contract have been made available to Buyer in the Virtual Data Room.
(b) Except as set forth on Schedule 4.15(b) of the Seller Disclosure Schedule, each of the customers of Seller has signed and is bound by a written Contract. Except as set forth on Schedule 4.15(b) of the Seller Disclosure Schedule, all customers have accepted the products or services described in their respective Material Contract. No Material Contract requires the Seller to be a certified Small Business Enterprise or to hold any similar designation.
(c) Each Material Contract is valid and in full force and effect, and, to Seller’s knowledge, is enforceable by Seller in accordance with its terms. Except as set forth on Schedule 4.15(c) of the Seller Disclosure Schedule: (i) Seller has not and, to Seller’s knowledge, no Person has, violated, breached, or declared or committed any default under, any Specified Contract, except to the extent any of the foregoing has not had and could not reasonably be expected to have Material Adverse Effect; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Specified Contract, (B) give any Person the right to declare a default or exercise any remedy under any Specified Contract, (C) give any Person the right to accelerate the maturity or performance of any Specified Contract, (D) give Seller or any other Person, the right to cancel, terminate or modify any Specified Contract or (E) give any Person the right to be indemnified, defended, released or held harmless under any Specified Contract; (iii) Seller has not received any written, or to Seller’s knowledge verbal, notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) Seller has not waived any of its material rights under any Specified Contract.

(d) Except as set forth on Schedule 4.15(d) of the Seller Disclosure Schedule, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $50,000 in the aggregate.
4.16 Employees and Independent Contractors.
(a) Schedule 4.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all of the employees of Seller (including any employee of Seller who is on a leave of absence or on layoff status and any temporary employee) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages, bonus, commission or incentive plans and all bonuses, commissions and incentives paid at any time during the past 12 months; (iv) their last compensation changes and the dates on which such changes were made; (v) any specific bonus, commission or incentive plans or Contracts for or with them; (vi) each Employee Benefit Plan in which they participate; (vii) any Permit that is held by them and that relates to or is useful in connection with the Seller Business; (viii) any outstanding loans or advances made to them; and (ix) whether they are classified as “exempt” or “non-exempt” from overtime pay.
(b) Schedule 4.16(a) of the Seller Disclosure Schedule also sets forth an accurate and complete list of all sales representatives and independent contractors engaged by Seller and (i) their payment arrangements (if not set forth in a Specified Contract listed or described on Schedule 4.15(a) of the Seller Disclosure Schedule); and (ii) a brief description of their jobs or projects currently in progress; and (iii) material Contract terms, including termination provisions (if not set forth in a Specified Contract listed or described on Schedule 4.15(a) of the Seller Disclosure Schedule).
(c) Except as limited by the specific and express terms of any employment Contracts set forth on Schedule 4.15(a) of the Seller Disclosure Schedule and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its sales representatives, consultants or independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.
(d) Seller is in compliance with all Laws relating to labor, compensation, employee benefits, leave of absence, non-discrimination, anti-harassment, anti-retaliation, whistle-blowing, health and safety and employment practices. Seller has made available to Buyer in the Virtual Data Room accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Seller.

(e) Seller has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller. No employee of Seller is represented by a union or labor organization or subject to a collective bargaining agreement. There is not presently pending or existing, and to Seller’s knowledge, there is not threatened, any organizing effort, question concerning representation or application for certification or decertification of a collective bargaining agent.
(f) Reserved.
(g) To Seller’s knowledge: (i) no employee of Seller has received an offer to join a business that may be competitive with Seller or the Seller Business; and (ii) no employee of Seller is a party to or is bound by any confidentiality, noncompetition or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of Seller, or (B) the Seller Business.
(h) Except as set forth on Schedule 4.16(h) of the Seller Disclosure Schedule, Seller’s current and past employees, consultants and contractors have signed Contracts with Seller containing restrictions that adequately protect the proprietary and confidential information of Seller and prohibit each employee, consultant and contractor from soliciting customers of Seller and provisions that vest in Seller the full ownership of items developed by such Person.
(i) Except as set forth on Schedule 4.16(i) of the Seller Disclosure Schedule, since July 1, 2010, no employee of Seller having an annual salary of $50,000 or more has indicated an intention to terminate or has terminated his or her employment with Seller.
(j) Schedule 4.16(j) of the Seller Disclosure Schedule sets forth a list of the names, locations, and termination dates of all employees separated from their employment with Seller during the 90 day period prior to Closing Date and except as set forth on Schedule 4.16(j) of the Seller Disclosure Schedule, during such period, Seller has not had an “employment loss” triggering event within the meaning of the WARN Act or any similar Law. All terminations of employees were effected in compliance with the WARN Act and other applicable Laws. Seller has maintained compliance with any applicable provisions of the WARN Act through the Closing Date.

4.17 Employee Benefit Plans.
(a) Schedule 4.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list and description of all of the (i) Employee Benefit Plans which Seller, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any Obligation to present or former employees of Seller or its ERISA Affiliates (referred to collectively as the “Seller’s Employee Benefit Plans” and individually as a “Seller’s Employee Benefit Plan”), (ii) employees employed by Seller affected or covered by an Employee Benefit Plan, (iii) Obligations thereunder as of the Closing Date, and (iv) ERISA Affiliates. Accurate and complete copies of all of Seller’s Employee Benefit Plans have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a Seller’s Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any Governmental Body, summary plan descriptions, service Contracts, stop loss insurance policies, and all related Contracts and documents (including, but not limited to, all compliance reports and testing results for the past three years, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. None of Seller’s Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of Seller’s Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). No employer, other than Seller or an ERISA Affiliate, is permitted to participate or participates in Seller’s Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, Seller’s Employee Benefit Plans. None of Seller’s Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.
(b) Except as set forth on Schedule 4.17(a) of the Seller Disclosure Schedule, neither Seller nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the Obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (iii) proposed any changes to any of Seller’s Employee Benefit Plans now in effect. Except as set forth on Schedule 4.17(a) of the Seller Disclosure Schedule, each of Seller’s Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which Seller is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.
(c) With respect to Seller’s Employee Benefit Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date. There has not been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.
(d) Seller has made available to Buyer in the Virtual Data Room an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any Governmental Body with regard to each of Seller’s Employee Benefit Plans and the most current actuarial report, if any, with regard to each of Seller’s Employee Benefit Plans and such forms are attached as Schedule 4.17(d) of the Seller Disclosure Schedule.

(e) All of Seller’s Employee Benefit Plans are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of Seller’s Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of Seller’s Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. No reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. Seller, its ERISA Affiliates, and all fiduciaries of Seller’s Employee Benefit Plans have complied with the provisions of Seller’s Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this transaction) of any of Seller’s Employee Benefit Plans. There would be no Obligation of Seller or any ERISA Affiliate under Title IV of ERISA if any of Seller’s Employee Benefit Plans were terminated as of the Closing Date. Neither Seller nor any ERISA Affiliate has incurred, nor will incur, any withdrawal liability, nor does Seller nor any ERISA Affiliate have any contingent withdrawal liability, under ERISA, to any Multiemployer Plan (as defined in ERISA). Neither Seller nor any ERISA Affiliate has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). None of Seller’s Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of Seller’s Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has incurred, nor will incur, any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of Seller’s Employee Benefit Plans, with respect to any matter arising on or before the Closing Date.
(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Seller or any ERISA Affiliate under any of Seller’s Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of Seller’s Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.
(g) There are no pending Proceedings that have been asserted or instituted against any of Seller’s Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to Seller’s knowledge, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of Seller’s Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to Seller’s knowledge, there are no facts which could form the basis for any such investigation or audit.

(h) Seller and its ERISA Affiliates can terminate each of Seller’s Employee Benefit Plans without further liability to Seller or its ERISA Affiliates. No action or omission of Seller, or any ERISA Affiliate, or any manager, officer, or agent thereof in any way restricts, impairs or prohibits Seller or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of Seller’s Employee Benefit Plans in accordance with the express terms of any such plan and applicable Law.
(i) Each of Seller’s Employee Benefit Plans that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in good faith compliance with Code Section 409A and the rules and regulations issued thereunder. No stock option or equity unit option granted under any of Seller’s Employee Benefit Plans has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.
4.18 Customers, Prospects, Suppliers and Subcontractors.
(a) Schedule 4.18(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the top ten, by revenue, of all current customers, suppliers and subcontractors of Seller. Since July 1, 2008, there has been no termination, cancellation, material curtailment, non-renewal or material renegotiation of the business relationship of Seller with any customer, supplier or subcontractor or any group of affiliated customers, suppliers or subcontractors except in the ordinary course of business consistent with past practices or when a Contract expired by its terms and did not have a renewal provision. Except as set forth on Schedule 4.18 of the Seller Disclosure Schedule, none of the current customers, suppliers or subcontractors of Seller has given written or, to Seller’s knowledge verbal, notice to Seller that (i) it will or intends to terminate its Contract with Seller or not renew its Contract with Seller, to the extent same is renewable, (ii) it will otherwise terminate its relationship with Seller, or (iii) it may otherwise materially reduce the volume of business transacted with Seller below historical levels. The relationship of Seller with its customers, suppliers and subcontractors is currently on a good and normal basis, and Seller has not experienced any material problems with customers, suppliers or subcontractors since July 1, 2008.
(b) Schedule 4.18(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) each current subcontractor of Seller, (ii) each project for which each such subcontractor has been engaged by Seller, and (iii) each Specified Contract in effect between Seller and such subcontractor. To Seller’s knowledge, each such subcontractor has obtained and holds all material Permits required to perform its obligations pursuant to each such Specified Contract and, to Seller’s knowledge, is in material compliance with all such Permits.
4.19 Taxes.
(a) Schedule 4.19(a) of the Seller Disclosure Schedule sets forth a true and correct list of all Tax Returns with respect to Seller’s last five fiscal years. True and correct copies of all federal, state, local and foreign income, sales and use Tax Returns filed by Seller with respect to its last five fiscal years are attached to Schedule 4.19(a) of the Seller Disclosure Schedule, and true and correct copies of all other Tax Returns listed thereon have been made available to Buyer in the Virtual Data Room.

(b) Except as set forth on Schedule 4.19(b) of the Seller Disclosure Schedule: (i) Seller has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed in compliance with all Laws; (ii) Seller has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); (iii) no audit of Seller by any governmental taxing authority has ever been conducted, is currently pending; (iv) no written notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by Seller; (v) there are no Contracts or waivers currently in effect that provide for an extension of time for the assessment of any Tax against Seller; (vi) the Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP; (vii) since the Latest Balance Sheet Date, Seller has not incurred any liabilities for Taxes except in the ordinary course of business consistent with past practices; and (viii) no Proceeding is pending or has been threatened in writing, and no claim has been asserted against or with respect to Seller in respect of any Tax.
(c) No written claim has ever been made to Seller by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, except for any Permitted Encumbrances.
(d) There is no Contract covering any employee or former employee of Seller that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162 of the Code.
(e) Seller (a) has not been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return (except for the affiliated group that Seller is currently a member of) and (b) has no liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f) Except as set forth on Schedule 4.19(f) of the Seller Disclosure Schedule, Seller has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Body all amounts required. Seller has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. Seller (A) has collected and remitted all applicable sales or use Taxes to the appropriate Governmental Body, or (B) has obtained, in good faith, any applicable sales or use Tax exemption certificates.

(g) Seller has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which Seller has participated. Seller has retained all documents and other records pertaining to any Reportable Transaction in which Seller has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Seller has participated but not listed in Treasury Regulation Section 1.6011-4(g).
4.20 Proceedings and Judgments. Except as set forth on Schedule 4.20 of the Seller Disclosure Schedule: (i) no Proceeding is currently pending or, to Seller’s knowledge, threatened, nor has any Proceeding occurred or, to Seller’s knowledge, been threatened, at any time since July 1, 2008, to which Seller is or was a party; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since July 1, 2008, against Seller, or by which Seller or any Specified Assets or the Seller Business is or was bound; and (iii) no breach of Specified Contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, criminal, regulatory, administrative or other claim of any nature has been asserted or, to Seller’s knowledge, threatened by or against Seller at any time since July 1, 2008. Except as set forth on Schedule 4.20 of the Seller Disclosure Schedule, to Seller’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any Proceeding described in this Section 4.20 of the Seller Disclosure Schedule. As to each matter set forth on Schedule 4.20 of the Seller Disclosure Schedule, accurate and complete copies of all pertinent pleadings, Judgments and correspondence have been made available to Buyer in the Virtual Data Room.
4.21 Insurance. Schedule 4.21 of the Seller Disclosure Schedule sets forth an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute Seller Employee Benefit Plans set forth on Schedule 4.16(a) of the Seller Disclosure Schedule) currently owned or maintained by Seller and all liability and errors and omissions Insurance Policies owned or maintained by Seller at any time since January 1, 2006 and attached thereto is a accurate and complete copy of the loss runs for all such Insurance Policies dated as of the Closing Date. Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule, all such Insurance Policies are or were on an “occurrence” rather than a “claims made” basis. Seller has made available to Buyer in the Virtual Data Room accurate and complete copies of all Insurance Policies described or required to be described on Schedule 4.21 of the Seller Disclosure Schedule. Each such Insurance Policy is in full force and effect; Seller has not received notice of cancellation or non-renewal with respect to any such Insurance Policy; and there is no basis for the insurer thereunder to terminate or not renew any such Insurance Policy. Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule, there are no claims that are pending under any of the Insurance Policies set forth on Schedule 4.21 of the Seller Disclosure Schedule.

4.22 Questionable Payments. None of Seller or any of the current or, to Seller’s knowledge former, executives, directors, officers, representatives, agents or employees thereof (when acting in such capacity or otherwise on behalf of Seller): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful or inappropriate expenditures; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time, any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller; or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of Seller.
4.23 Related Party Transactions; Shared Services. Except for Contracts set forth on Schedule 4.16(a) of the Seller Disclosure Schedule, there are no Contracts, including real estate leases, personal property leases, loans, guarantees, transactions, understandings or other arrangements of any nature between or among Seller and Nexus and Homeland or any current or former director, officer or controlling Person of Seller, or to Seller’s knowledge, Nexus and Homeland or any other Person affiliated therewith. Set forth on Schedule 4.23 of the Seller Disclosure Schedule is a summary of any and all services (e.g. administration, data processing, accounting, tax, treasury, insurance, banking, personnel, payroll, legal and communications) (i) provided by Nexus or Homeland or any other affiliate of Seller to Seller, or (ii) provided by Seller to Nexus or Homeland or any other affiliate of Seller.
4.24 Brokerage Fees. Except for the arrangement with Curtis Securities, LLC, no Person acting on behalf of Seller is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement and any such fee payable to Curtis Securities, LLC shall be paid by or on behalf of Seller.
4.25 Product Liability; Product Warranty.
(a) Except as set forth on Schedule 4.25(a) of the Seller Disclosure Schedule, there has not been since July 1, 2008 and, to Seller’s knowledge, there are currently no existing circumstances or conditions with respect to any products marketed or sold or services rendered by the Seller that could reasonably be expected to result in Product Liability Claims against Seller. As used herein, a “Product Liability Claim” means a claim for personal injury or property damage alleged to have been caused by the defective or improper design, manufacture, repair, materials or workmanship of any product sold, rented or repaired or other services rendered by or on behalf of Seller.
(b) Each product sold, leased or delivered and each service rendered by Seller has been in material conformity with all applicable contractual commitments and all express and implied warranties, and, to Seller’s knowledge, Seller does not have any Obligation for replacement or repair thereof in excess of any reserve therefor on the Latest Balance Sheet, which reserve has been established in accordance with GAAP. No product sold, leased or delivered and no service rendered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth on Schedule 4.25(b) of the Seller Disclosure Schedule.

4.26 Full Disclosure. No representation or warranty made by Seller, Nexus or Homeland in this Agreement or any Ancillary Agreement (a) contains any untrue statement of any material fact; or (b) omits to state a material fact that is necessary in order to make the statements made, in light of the circumstances under which such statements are made, not misleading.
4.27 Exclusivity of Representations and Warranties. The representations and warranties by Seller, Nexus and Homeland, as applicable, in this Agreement and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of Seller, Nexus and Homeland, as applicable, to Buyer in connection with the transactions contemplated hereby and thereby, and Buyer hereby acknowledges and agrees that Seller, Nexus and Homeland, as applicable, are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and in the Ancillary Agreements.
SECTION 5. Representations Of Buyer
Buyer hereby represents and warrants to Seller as follows:
5.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation. Buyer possesses the corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into and perform its obligations under this Agreement and the Ancillary Agreements.
5.2 Authority; Non-Contravention. Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements and its consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions, do not and will not (with or without notice or lapse of time) constitute a violation of, conflict with or breach of (a) any provisions of Buyer’s Organizational Documents; (b) any applicable Law or Judgment; or (c) any provision of a Contract to which Buyer is a party or by which Buyer is bound and do not require the consent of any Person or Governmental Body. Each of the Agreement and the Ancillary Agreements constitute, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
5.3 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
5.4 Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any of its affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Ancillary Agreements. To the Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceedings.

5.5 Brokerage Fees. No Person acting on behalf of Buyer is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.
5.6 Exclusivity of Representations and Warranties. The representations and warranties by Buyer in this Agreement and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of Buyer to Seller in connection with the transactions contemplated hereby and thereby, and Seller hereby acknowledges and agrees that Buyer is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and in the Ancillary Agreements.
SECTION 6. Closing
6.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on the date of this Agreement (the “Closing Date”), at a location that is mutually acceptable to the parties or via .pdf, facsimile or a combination of the foregoing. The Closing shall be considered to have been effective on the Closing Date.
6.2 Seller’s, Nexus’ and Homeland’s Obligations at the Closing. At the Closing, Seller, Nexus and Homeland (as applicable) shall deliver or cause to be delivered the following to Buyer:
6.2.1. Specified Assets. Possession and control of the Seller Business, all of the Specified Assets, including all of Seller’s Real Property and Tangible Property including all applicable keys, access cards and other entry devices.
6.2.2. Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets, in each case in form reasonably acceptable to Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Seller, including:
(a) General Assignment and Bill of Sale. A General Assignment and Bill of Sale covering all of the applicable Specified Assets, substantially in the form attached hereto as Exhibit 6.2.2(a);
(b) Assignment and Assumption Agreement. An Assignment and Assumption Agreement, covering all of the Specified Liabilities, substantially in the form attached hereto as Exhibit 6.2.2(b);
(c) Assignments of Leases. Assignments of all Real Property leases and Tangible Property leases;

(d) Assignment of Intellectual Property Rights. Any executed intellectual property assignments (including assignment of trademarks and trademark applications); and
(e) Leased Vehicles. Vehicle assignments sufficient to transfer the Leased Vehicles.
6.2.3. Name Change. Proper amendments to Seller’s and Nexus’ fictitious name registrations, withdrawing Seller and Nexus and adding Buyer as the registrant and a proper amendment to Seller’s Organizational Documents and Nexus’ Organizational Documents changing Seller’s and Nexus’ corporate name (as applicable) to a name that is not similar to Seller’s and Nexus’ current corporate name or any product or other name used by Seller and included in the Specified Assets, all dated as of the Closing Date and duly executed by the applicable officers of Seller and Nexus (as applicable), in forms acceptable for immediate filing with the appropriate office.
6.2.4. Incumbency Certificates. Certificates of Secretary of Seller, Nexus and Homeland as to the incumbency and signatures of the officers of Seller, Nexus and Homeland executing this Agreement.
6.2.5. Resolutions. Copies of the corporate resolutions duly adopted by Seller, Nexus and Homeland authorizing Seller, Nexus and Homeland to enter into and perform this Agreement and the Ancillary Agreements, certified by proper officers as in full force and effect on and as of the Closing Date.
6.2.6. Good Standing. Good standing certificates for Seller, Nexus and Homeland, dated no earlier than 5 days before the Closing Date, from their respective jurisdiction of incorporation, and from each other jurisdiction in which Seller, Nexus or Homeland is qualified or registered to do business as a foreign company.
6.2.7. Consents. Copies of all executed or filed Consents (as applicable) listed on Schedule 6.2.7.
6.2.8. Evidence of Debt Payoff and Release of Liens. Proper documentary evidence of the termination and payoff of all Obligations for borrowed money and release of Encumbrances, in form and substance acceptable to Buyer, along with written authorization to file the UCC’s termination forms, with such forms prepared and ready and acceptable for immediate filing with the appropriate state or local Governmental Body.
6.2.9. FIRPTA Certificate. A certificate from Seller certifying that Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.
6.2.10. Greystone Subcontract Agreement. The Greystone Subcontract Agreement, substantially in the form attached hereto as Exhibit 6.2.10 (the “Greystone Subcontract Agreement”).

6.2.11. Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements and carry out the purposes and intent of this Agreement and the Ancillary Agreements.
6.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver the following to Seller (except as otherwise indicated):
6.3.1. Closing Payment. A wire transfer to Seller in the amount of the Closing Payment, in accordance with Seller’s written instructions as to payment.
6.3.2. Incumbency Certificate. A certificate of Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.
6.3.3. Resolutions. Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.
6.3.4. Good Standing. A good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than 5 days before the Closing Date.
6.3.5. Greystone Subcontract Agreement. The Greystone Subcontract Agreement, duly executed by Buyer.
6.3.6. Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.
SECTION 7. Certain Obligations After Closing
7.1 Transition and Cooperation. From and after the Closing Date, (a) Seller, Nexus and Homeland shall reasonably cooperate with Buyer, at Buyer’s expense, to transfer to Buyer the control and enjoyment of the Seller Business and the Specified Assets; (b) none of Seller, Nexus or Homeland shall take any action, directly or indirectly, alone or together with others, which obstructs or impairs Buyer’s ability to assume the Seller Business and the Specified Assets; (c) Seller, Nexus and Homeland shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain to the Seller Business or the Specified Assets (other than Seller’s Organizational Documents or anything related to the Excluded Assets); and (d) Buyer shall reasonably cooperate with Seller in the provision of any information necessary in order for Seller to file all Tax Returns and reports required to be filed with respect to the Assets, business and operations of Seller and to wind down Seller’s operations.

7.2 Use of Names. Beginning immediately after the Closing Date, Seller, Nexus and Homeland shall cease all use of all corporate names, fictitious names, product names and other names used by Seller, Nexus and Homeland at any time on or before the Closing Date and included in the Specified Assets or related to the Seller Business, except as may be necessary to perform their obligations hereunder. Upon Buyer’s request, Seller, Nexus and Homeland shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any such name used by Seller, Nexus and Homeland at any time on or before the Closing Date.
7.3 Contract Matters. After the Closing, each Contract (“Transferred Contract”) as to which (a) the Contract Rights of Seller are included in the Specified Assets, and (b) Consent to the assignment thereof from Seller to Buyer may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible and shall fully cooperate with Buyer in Buyer’s efforts to obtain Consent to the assignment of such Transferred Contract. Seller shall make available to Buyer all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Buyer shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Transferred Contract. Without Buyer’s prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall Seller exercise or waive any Contract Right under such Transferred Contract. Buyer shall be entitled to receive and/or retain all payments due from the other party or parties under the Transferred Contracts. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 7.3.
7.4 Retirement and Group Insurance Plans. As soon as is practical after the Closing Date, Seller shall, and Nexus and Homeland shall cause Seller to, take all actions as are necessary or appropriate to fully vest, as of the Closing Date, the interests under Seller’s Employee Benefit Plans of all of Seller’s employees who are hired by Buyer. Seller shall be solely responsible for all discontinuance, termination and similar charges that may be due to any investment option or management providers or to any plan record keeping or other agents with respect to Seller’s Employee Benefit Plans. For as long as is necessary after the Closing Date, Seller shall maintain Seller’s Group Insurance Plans and its Employee Welfare Benefit Plans, as defined in ERISA (collectively referred to as “Group Plans”) in effect, with proper funding, for the purpose of covering all employee claims (“Continuing Claims”) (a) that were incurred but not paid before the Closing Date; (b) for hospitalizations that began before the Closing Date and continued after the Closing Date; and (c) by employees of Seller that were not employed by Buyer. Seller shall be responsible for any Obligations under Section 4980(B) of the Code and Sections 601-609 of ERISA with respect to Group Plans (collectively, “COBRA Obligations”). Seller may terminate its health plans after expiration of all Continuing Claims and COBRA Obligations. Buyer shall have no responsibility for the Continuing Claims or COBRA Obligations.

7.5 Taxes.
(a) All transfer, registration, stamp, value added, documentary, recordation, sales, use and similar fees or Taxes (including all applicable real estate transfer taxes and transfer taxes), including any penalties, interest and additions to such fees and taxes incurred in connection with this Agreement shall be borne equally by Seller and Buyer. Seller and Buyer shall cooperate in the timely making of all Tax Returns as may be required in connection therewith and shall share the expenses of preparing and filing such returns equally.
(b) Seller shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any employee for services performed prior to the Closing Date. Buyer shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid to any employee who accepts a position with Buyer or any of its affiliates after the Closing Date. Pursuant to Rev. Proc. 2004-53, 2004-34 I.R. B. 320, provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall have the right to elect to furnish a Form W-2 (the “Form W-2”) to each employee employed by Buyer who had been employed by Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, in which case Buyer and not Seller shall file the Form W-2. Buyer shall notify Seller no later than January 31, 2012 as to whether Buyer has elected to exercise its rights under this Section 7.5(b). If Buyer determines not to elect to exercise such rights, Seller shall remain responsible for filing the Form W-2.
(c) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to Taxes, and as necessary or desirable in order to minimize any withholding Taxes imposed on the transactions contemplated by this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall cooperate fully with each other, including the furnishing or making available of records, personnel, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Bodies as to the imposition of Taxes in accordance with the provisions of Section 7.1.
(d) Seller shall retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which Seller has participated.
(e) It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Law” or similar Law of any or all of the states in which the Specified Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such Laws, Seller, Nexus and Homeland hereby agree that the indemnity provisions of Section 9.1 hereof shall apply to any Losses of Buyer and its affiliates arising out of or resulting from the failure of Seller or Buyer to comply with any such Laws.

7.6 Retention of and Access to Books and Records. Seller, Nexus and Homeland (on the one hand) and Buyer (on the other hand) shall each preserve and keep the records held by them relating to the Seller Business or the Specified Assets as required by applicable Law and shall make such records and personnel available to the other as may be reasonably requested by such party in connection with any federal securities disclosure, Tax audits, the preparation of Tax Returns and financial statements, any insurance claims by or Proceedings against or governmental investigations of Seller, Nexus or Homeland or Buyer or any of their affiliates or in order to enable Seller, Nexus or Homeland or Buyer to comply with their respective obligations under this Agreement and any Ancillary Agreement. The requesting party or its representatives shall be permitted to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, that nothing herein shall require either party to make such records available to the other (or to require a party to make any employees or auditors available to the other) to the extent that the resulting disclosure would (a) jeopardize any attorney-client or other legal privilege, and (b) contravene any applicable Law or Judgment.
7.7 Further Assurances. At any time and from time to time after the Closing Date, at Buyer’s request and expense, and without further consideration, each party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as such other party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller shall timely file all Tax Returns and reports required to be filed with respect to the Assets, business and operations of Seller for all periods ending on or before the Closing Date and Buyer shall reasonably cooperate with providing any information to Seller that Seller requires in order to file such Tax Returns.
7.8 Cash Assets. From and after the Closing, all new Cash Assets received by Seller, Nexus or Homeland with respect to the Seller Business, including, deposits in transit, payments for Accounts Receivable or under any Specified Contracts or Transferred Contracts, and all other Cash Assets received by Seller, Nexus or Homeland which are allocable to the conduct of the Seller Business and which are not an Excluded Asset or solely related to an Excluded Asset, shall be held in trust for Buyer and shall be promptly paid to Buyer.
SECTION 8. Restrictive Covenants of Seller, Nexus and Homeland
8.1 Certain Acknowledgements. Each of Seller, Nexus and Homeland expressly acknowledges that:
(a) “Restricted Business” means engaging in non-proprietary integrated security solutions, including access control, alarm, video, CCTV, communication, perimeter protection and bomb and metal detection security systems. For the avoidance of doubt, Restricted Business does not include the development, commercialization, manufacturing, marketing or installation of biometric products for the homeland security marketplace or identity management solutions.

(b) the Restricted Business is highly competitive, is marketed throughout the United States and in many other locations worldwide;
(c) Buyer and its affiliates expend substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its products, services and technology;
(d) the covenants of this Section 8 (the “Covenants”) are a material part of the agreement among the parties hereto and are an integral part of the obligations of each of Seller, Nexus and Homeland; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of Buyer.
8.2 Nondisclosure Covenants. After the Closing Date, except with Buyer’s prior written consent or as required by applicable Law, none of Seller, Nexus or Homeland shall, directly or indirectly, in any capacity communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of Buyer (including the Specified Assets) or concerning the Seller Business acquired hereunder, Assets or financial condition, no matter when or how such knowledge or information was acquired, including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (v) source code, object code, formats, user manuals, technical manuals and other documentation for Software products; (vi) screen designs, report designs and other designs, concepts and visual expressions for Software products; (vii) designs, concepts, know-how, user manuals, technical manuals and other documentation for affiliate networks, communications networks and related technologies; (viii) employment and payroll records; (ix) forecasts, budgets, acquisition models and other nonpublic financial information; (x) information regarding the skills and compensation of other employees of Buyer or its affiliates; and (xi) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies (subject to Section 8.4, collectively, the “Confidential Information”).
8.3 Noncompetition Covenants. Except with Buyer’s prior written consent, none of Seller, Nexus or Homeland shall, directly or indirectly, in any capacity, at any location worldwide:
(a) during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, communicate with or solicit any Person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of, or a consultant, independent contractor or subcontractor to, Buyer or its affiliates, in any manner that interferes with such Person’s relationship with the Restricted Business;

(b) during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, market or sell any products, services, Software or technology that is similar to (visually or functionally) or competitive with any proprietary products, services, Software or technology of the Restricted Business;
(c) during the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date, establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, manager, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with the Restricted Business; provided, that, notwithstanding the foregoing, C. Thomas McMillen and Michael T. Brigante may serve as a director of any Person that conducts a business competitive with the Restricted Business; or
(d) at any time after the Closing Date, disparage the Seller Business, Buyer or any of Buyer’s affiliates, shareholders, directors, officers or employees.
8.4 Certain Exclusions. For purposes of this Section 8, confidential and proprietary knowledge and information of Buyer shall not include any knowledge and information that is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 8. The ownership by Seller, Nexus or Homeland of not more than 5% of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants contained in Section 8.3 by Seller, Nexus or Homeland.
8.5 Enforcement of Covenants. Each of Seller, Nexus and Homeland expressly acknowledge that it may be difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants may result in irreparable injury to Buyer and its affiliates for which money damages could not adequately compensate. If a breach of the Covenants occurs, Buyer shall be entitled, in addition to all other rights and remedies that Buyer may have at law or in equity, to seek an injunction to be issued by any competent court enjoining and restraining Seller, Nexus and Homeland and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Seller, Nexus and Homeland or any such other Person may have against Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.
8.6 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

SECTION 9. Indemnification
9.1 Seller’s, Nexus’ and Homeland’s Indemnification. From and after the Closing Date, and subject to the terms and limitations set forth in this Section 9, Seller shall, and Seller, Nexus and Homeland (all jointly and severally) pursuant to Section 9.1(a) with respect to Fundamental Matters (as defined in Section 9.4(e) and pursuant to Section 9.1(i) only shall, indemnify and hold harmless Buyer, its affiliates, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (the “Buyer Indemnitees”), from and against any and all Proceedings, debts, liabilities, losses, diminution in value, damages, costs and expenses and other Obligations, including costs of defense and investigation, reasonable attorney’s fees, consultants, accountants and expert witness fees and court costs and related disbursements, including the cost of enforcing this indemnification (collectively, “Claims”), arising out of, in connection with or caused by, directly or indirectly, any of the following:
(a) Misrepresentation. Any breach of any warranty or representation made by Seller, Nexus or Homeland in this Agreement or any Ancillary Agreement; provided, that Seller, Nexus and Homeland shall, jointly and severally, indemnify the Buyer Indmenitees pursuant to this Section 9.1(a) for breaches of the Fundamental Matters only and Seller, solely and not jointly and severally with Nexus or Homeland, shall indemnify the Buyer Indemnitees for breaches of any other warranty or representation in accordance with this Section 9.1(a).
(b) Nonperformance. Any breach by Seller, Nexus or Homeland, as applicable, of any covenant contained in this Agreement or any Ancillary Agreement. For the avoidance of doubt, indemnification for any breach under this Section 9.1(b) is several and not joint and several.
(c) Due Diligence Matters. Any matters disclosed, described or relating to Seller not having Permits for the installation of security systems that required any Permits, as disclosed in more detail on Schedule 4.4(b) of the Seller Disclosure Schedule.
(d) Proceedings. Any Proceeding against Seller, Nexus or Homeland, as applicable, by any Person arising out of or caused by, directly or indirectly, any act or omission of Seller, or any of its members, stockholders, managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date. For the avoidance of doubt, indemnification for any breach under this Section 9.1(d) is several and not joint and several.
(e) Non-Assumed Obligations. Any Obligation of Seller other than those expressly included in the Specified Liabilities including (i) any of the types of Obligations specifically excluded from the Specified Liabilities under Section 2.2; (ii) any such Obligation that may be imposed upon Buyer as a result of the failure by Seller to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; and (iii) any such Obligation that may be imposed upon Buyer or its affiliates as a result of any Law under which Buyer or its affiliates may have successor liability for any Tax or other Obligations of Seller other than the Specified Liabilities or Seller’s Employee Benefit Plans.

(f) Proceedings by Employees and Related Matters. Any Proceeding against Buyer by or on behalf of any employee of Seller (i) who is not hired or employed by Buyer or (ii) with respect to an employee who is hired or employed by Buyer, whose Claim in such Proceeding relates to a Claim that arose prior to the Closing Date.
(g) Other Proceedings. Any Proceeding against Buyer by or on behalf of any Person who, after the Closing hereunder, purchases or receives any equity interest of or other securities in Seller, Nexus or Homeland, as applicable, which Proceeding relates to Seller, the Seller Business, or Seller’s Assets. For the avoidance of doubt, indemnification for any breach under this Section 9.1(g) is several and not joint and several.
(h) Collection of Accounts Receivable. The failure of Buyer to collect within 180 days of Closing the full amount of the Accounts Receivable, net of corresponding reserves, as reflected on the Closing Balance Sheet; provided, that except with respect to any matter for which Buyer would be entitled to be indemnified (without taking into account any limitations or thresholds), Buyer shall not be entitled to indemnification pursuant to this Section 9.1(h) where such failure of Buyer to collect a particular Accounts Receivable is a direct result of Buyer’s post-Closing breach of its obligations under the Specified Contract to which such Accounts Receivable relates.
(i) Greystone Indemnity. Any services performed under, products sold under or any other Claims relating, in whole or in part, to the Greystone Project, including without limitation the legal action in the Superior Court of New Jersey, Union County, captioned S.M. Electric Company, Inc. v. Torcon, Inc. et al., Docket No. UNN-L-0272-10 as referenced on Schedule 4.20 of the Seller Disclosure Schedule. For the avoidance of doubt, indemnification for any breach under this Section 9.1(i) is joint and several.
(j) Alleva Indemnity. The complaint filed by the State of New York, Division of Licensing Services, against Robert Alleva (File No. 2011-0514), with respect to alleged violations of Article 6-D of the General Business Law and Regulations, as disclosed in more detail on Schedule 4.4(a) of the Seller Disclosure Schedule.
9.2 Buyer’s Indemnification. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all Claims, arising out of, in connection with or caused by, directly or indirectly, any of the following:
(a) Misrepresentation. Any breach of any warranty or representation made by Buyer in this Agreement or any Ancillary Agreement.
(b) Nonperformance. Any breach by Buyer of any covenant contained in this Agreement or any Ancillary Agreement.
(c) Specified Liabilities. Except with respect to any matter for which Buyer would be entitled to be indemnified with respect to or arising out of any such Specified Liability (without taking into account any limitations or thresholds), the Specified Liabilities.

9.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which any party, as the case may be (the “Indemnitee”), is seeking indemnification from Seller, Nexus or Homeland or from Buyer, as the case may be (the “Indemnitor”), under this Section 9:
(a) Within 10 days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party Proceeding, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give a reasonably detailed written notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided, however, that no delay on the part of Indemnitee in providing the Indemnification Notice to Indemnitor shall relieve Indemnitor from any obligation hereunder, except to the extent Indemnitor is materially prejudiced thereby.
(b) If a third party Proceeding is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitor is Seller, Nexus or Homeland and the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.
(c) To the extent that any Claims that are subject to indemnification pursuant to Section 9.2 are covered by insurance policies with premiums paid by or on behalf of Seller prior to the Closing Date, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such insurance policies; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification under this Section 9 in respect of such Claims and the time limitations set forth herein for bringing a claim for indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Buyer for monies from an insurer or against a third party in respect of any Claims shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Seller, Nexus or Homeland. If Buyer has received the payment required by this Agreement from Seller, Nexus or Homeland in respect of any Claims and later receives proceeds from insurance or other amounts in respect of such Claim, then Buyer shall hold such proceeds or other amounts in trust for the benefit of Seller, Nexus or Homeland, as applicable, and shall pay to Seller, Nexus or Homeland, as applicable, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Seller, Nexus or Homeland pursuant to this Agreement in respect of such Claim. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any Claims for which it is obligated.

9.4 Limits on Indemnification. The Indemnitor’s liability pursuant to Section 9.1 (except for Sections 9.1(i) and 9.1(j)) or Section 9.2 (as applicable) shall be limited as follows (except in the case of fraud or willful misconduct or a criminal matter or as provided in Section 9.6); it being clarified that the limitations set forth below shall not be applicable to any Indemnification Matter (as defined below) pursuant to Sections 9.1(i) or 9.1(j).
(a) Threshold. No amount shall be payable by the Indemnitor pursuant to Section 9.1 or Section 9.2 (as applicable) unless and until the aggregate amount otherwise payable by the Indemnitor pursuant to Section 9.1 or Section 9.2 (as applicable) exceeds $27,500 (the “Threshold”). At such time as the total amount payable by the Indemnitor pursuant to Section 9.1 or Section 9.2 (as applicable) exceeds the Threshold in the aggregate, the Indemnitees shall be entitled to be indemnified against all amounts above the Threshold that are otherwise payable by the Indemnitor pursuant to Section 9.1 or Section 9.2 (as applicable).
(b) Ceiling. The Indemnitor’s total liability pursuant to Section 9.1 or Section 9.2 (as applicable), except as set forth in Section 9.4(e), shall not exceed $300,000 in the aggregate.
(c) Time Periods. With respect to any Indemnification Matter pursuant to Section 9.1 or Section 9.2 (as applicable), and except as set forth in Section 9.4(e), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within 18 months after the Closing Date.
(d) Exclusive Remedies. The parties acknowledge and agree that, from and after the Closing Date, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful misconduct or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement and any Ancillary Agreement and other than with respect to Section 8) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9.4(d) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or willful misconduct.

(e) Exceptions to Limitations. With respect to any Indemnification Matter pursuant to: Section 4.1 (Organization), Section 4.2(a) (Authority), Section 4.4(a) (Compliance with Laws), Section 4.7(a) (Assets), Section 4.13 (Environmental Matters) and Section 4.24 (Brokerage Fees) (collectively, the “Fundamental Matters”), the Indemnitor’s total liability pursuant to Section 9.1(a) shall not exceed the Purchase Price and, with respect to (i) Section 4.1 (Organization), Section 4.2(a) (Authority), Section 4.7(a) (Assets), the Indemnitee shall not have any time limitation to provide the Indemnitor with an Indemnification Notice, and (ii) Section 4.4(a) (Compliance with Laws), Section 4.13 (Environmental Matters) and Section 4.24 (Brokerage Fees), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto prior to the expiration of the statute of limitations applicable to the underlying matters covered by such provisions.
9.5 Tax Treatment. Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless a “Final Determination” with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes. For purposes of this Agreement “Final Determination” means (a) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, (b) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
9.6 Special Rule for Fraud. Notwithstanding any provision of this Agreement to the contrary, Nexus and Homeland shall indemnify the Buyer Indemnitees from and against any and all Claims arising out of, in connection with or caused by, directly or indirectly, any fraud, willful misconduct or criminal activity on the part of Nexus, Homeland or Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The indemnification obligations of Nexus and Homeland pursuant to this Section 9.6 shall not be subject to any limitations set forth elsewhere in this Section 9.

SECTION 10. Other Provisions
10.1 Publicity. At all times after the Closing Date, neither party shall without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), make any public announcement regarding the transactions contemplated by this Agreement or the Ancillary Agreements, nor shall they in any manner disseminate any information regarding the transactions contemplated by this Agreement or the Ancillary Agreements, unless required under applicable Law and the Securities and Exchange Commission’s rules and regulations applicable to Homeland; provided, however, that to the extent any such disclosure is required by applicable Law or the Securities and Exchange Commission’s rules and regulations, Homeland shall use its commercially reasonable efforts consistent with applicable Law to consult with Buyer with respect to the content and timing of any such disclosure before such disclosure is made.
10.2 Fees and Expenses. Buyer shall pay all of the fees and expenses incurred by it, and Seller, Nexus and Homeland shall pay all of the fees and expenses they incur, in negotiating and preparing this Agreement and the Ancillary Agreements and in consummating the transactions contemplated hereby and thereby.
10.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally if delivered before 5:00 p.m. local time, and the next Business Day if delivered after 5:00 p.m. local time, (b) one Business Day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid, (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage charges prepaid, (d) on the Business Day transmitted if transmitted by facsimile before 5:00 p.m. Eastern Time, and the next Business Day if transmitted by facsimile after 5:00 p.m. Eastern Time, confirmed in either case within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding clauses. Notices to Seller, Nexus or Homeland shall be sent to such parties’ respective addresses as set forth on page one of this Agreement to the attention of Michael T. Brigante, Chief Financial Officer (facsimile number: 703-526-0649) with a copy sent simultaneously to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC to the attention of: Kenneth R. Koch (facsimile number: 212-983-3115). Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of Jason Oakley, Chief Executive Officer (facsimile number: 732-477-1988), with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, to the attention of Gary R. Goldenberg, (facsimile number (215) 832-5733). Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 10.3, provided that any such change of address notice shall not be effective unless and until received.
10.4 Survival. All representations, warranties, covenants and indemnifications made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to the provisions of Section 9.4.

10.5 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto, including in any Schedule, is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.
10.6 Entire Understanding. This Agreement together with the Ancillary Agreements, Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof and thereto, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in Section 9 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any party hereto under any of the agreements contemplated by this Agreement.
10.7 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller, Nexus, Homeland and their respective successors and consented-to assigns. No party shall in any manner assign any of such party’s rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, Buyer shall not be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder to an affiliate thereof or in connection with any merger, consolidation, reorganization, transfer or sale of all or substantially all of the stock or assets of Buyer.
10.8 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
10.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
10.10 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or .pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
10.11 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

10.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
10.13 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
10.14 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or the Ancillary Agreements, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
10.15 No Third-Party Beneficiaries. Except as otherwise provided in Section 9, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller, Nexus or Homeland.
10.16 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.
[SIGNATURE PAGES FOLLOW]

INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the date first stated above.

HOMELAND SECURITY CAPITAL CORPORATION

By:	/s/ C. Thomas McMillen

	Name:	C. Thomas McMillen
	Title:	Chief Executive Officer

NEXUS TECHNOLOGIES GROUP, INC.

By:	/s/ Michael T. Brigante

	Name:	Michael T. Brigante
	Title:	Chief Executive Officer

CORPORATE SECURITY SOLUTIONS, INC. D/B/A NEXUS TECHNOLOGIES GROUP

By:	/s/ Michael T. Brigante

	Name:	Michael T. Brigante
	Title:	Chief Executive Officer

HALIFAX SECURITY, INC. D/B/A NORTH AMERICAN VIDEO

By:	/s/ Jason Oakley

	Name:	/s/ Jason Oakley
	Title:	President & Chief Executive Officer
[Signature Page to Asset Acquisition Agreement]